UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 16, 2014

PREMIER FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-20908

Kentucky	61-1206757
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)

2883 Fifth Avenue Huntington, West Virginia	25702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (304) 525-1600

Not Applicable
Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PREMIER FINANCIAL BANCORP, INC.,

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    At a regular meeting of the board of directors of Premier Financial Bancorp, Inc. (“Premier”) held on July 16, 2014, the board of directors, acting pursuant to Premier’s by-laws, increased the authorized number of directors by 1, to 9, and appointed Philip E. Cline, of Huntington, West Virginia, as a director of Premier to fill the newly created directorship, for a term expiring at the next annual meeting of shareholders.

       Premier leases its headquarters facility at 2883 Fifth Avenue, Huntington, West Virginia from River City Properties, LLC, an entity 20.000% owned by Mr. Cline.  The lease, for 5,900 square feet, had a 5 year term commencing in September 2002 and has been subsequently renewed for additional five year terms ending in September 2017, with annual rent of $8.50 per square foot the first year and thereafter inflation adjusted.  Premier believes that the terms of this lease, which were approved by the board of directors, are no less favorable to Premier than those available from unrelated third parties.  Annual lease payments totaled approximately $52,000, $52,000 and $52,000 in 2013, 2012 and 2011, respectively.

       Premier’s subsidiary banks have had, and expect to have in the future to the extent permitted by applicable federal and state banking laws, lending transactions with certain of the directors and officers of Premier, including Mr. Cline and his affiliates and associates.  The transactions, which at times involved loans in excess of $120,000, were in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to Premier or its subsidiaries, and did not involve more than the normal risk of collectability or present other unfavorable features.

PREMIER FINANCIAL BANCORP, INC.,

INFORMATION TO BE INCLUDED IN THE REPORT

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER FINANCIAL BANCORP, INC.
(Registrant)

/s/ Brien M. Chase
Date: July 21, 2014                                                 Brien M. Chase, Senior Vice President
  and Chief Financial Officer